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Exhibit 99.1

News Release

Corporate Communications

Investors:	Media:
Jeanine Sundt	Janis Smith
Wells Fargo & Co.	Wells Fargo & Co.
(612) 667-9799	(415) 396-7711

WELLS FARGO TO RAISE $3 BILLION FROM SALE OF
CONVERTIBLE DEBT SECURITIES

SAN FRANCISCO, April 8, 2003—Wells Fargo & Co. (NYSE: WFC) announced today that it intends to raise $3 billion through an offering of convertible debt securities due 2033 ("convertible debt securities"). Wells Fargo may raise up to an additional $450 million upon exercise of an option granted to the initial purchasers in connection with the offering. Wells Fargo expects to use the proceeds of the offering for general corporate purposes, including to fund possible repurchases of its debt and equity securities.

        Neither the convertible debt securities nor the shares of common stock issuable upon conversion have been registered under the Securities Act of 1933 or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

        This press release contains forward-looking statements about Wells Fargo's intention to raise funds from the sale of convertible debt securities and its expectations about the use of those funds. A number of factors could cause actual events to vary. Refer to Wells Fargo's reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission for a description of some of these factors.

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  Exhibit 99.1